Exhibit 10.2
HARSCO INFRASTRUCTURE
EXECUTIVE RETENTION PLAN

RETENTION AND SEVERANCE AGREEMENT
THIS RETENTION AND SEVERANCE AGREEMENT (the “Agreement”) made as of this 27th day of October, 2013, by and between Harsco Corporation (the “Company”) and Mark Kimmel (the “Executive”) sets forth the terms of the Executive’s Retention Bonuses, Transaction Payments and Benefits, and Severance Amount as set forth in the Harsco Infrastructure Executive Retention Plan (the “Plan”), as well as certain other terms and conditions with respect to such benefits. For the purpose of this Agreement, unless otherwise indicated, all capitalized terms in this Agreement shall have the definition ascribed to them in the Plan.

1.	Retention Bonuses. The Executive is entitled to a Retention Bonus Amount of $550,000 (which is approximately 123% of the Executive’s annual base salary), subject to the following terms and conditions.

a.	First Retention Bonus. The Executive shall not be entitled to a First Retention Bonus.

b.
Second Retention Bonus. Provided the Executive remains employed with the Company through the Transaction Date (as defined below), the Executive will receive a Second Retention Bonus of $550,000, representing 100% of the Retention Bonus Amount, as follows: if the Transaction Date occurs on or before December 31, 2013, the Second Retention Bonus shall be paid to the Executive no later than March 31, 2014; and if the Transaction Date occurs after December 31, 2013, the Second Retention Bonus shall be paid to the Executive on the earlier of (i) 60 days after the Transaction Date and (ii) June 30, 2014. For purposes of this Agreement, the “Transaction Date” shall mean the date upon which the transaction (the “Transaction”) contemplated by the Purchase Agreement, dated September 16, 2013, by and among the Company, certain subsidiaries of the Company, certain subsidiaries of Clayton, Dubilier & Rice, Bullseye Investors, Inc., and CD&R Bullseye Holdings, L.P., as may be amended, is consummated.

c.
Performance Transaction Bonus. Provided the Executive remains employed with the Company through the Transaction Date, the Executive will receive an additional transaction bonus of $100,000 on the sixtieth (60) day following the Transaction Date solely in the event that the goals pursuant to the Operating Business Plan for Harsco Infrastructure for 2013, as approved by the CEO, are achieved through the Transaction Date (in the event the Transaction is consummated prior to December 31, 2013) or for 2013 (in the event the Transaction is consummated on or after December 31, 2013). The Executive understands and agrees that the Executive will not be entitled to this additional transaction bonus in the event that either (1) the Transaction is not consummated or (2) the Operating Business Plan for Harsco Infrastructure goals are not achieved through the Transaction Date (in the event the Transaction is consummated prior to December 31, 2013) or for 2013 (in the event the Transaction is consummated on or after December 31, 2013).

2.	Transaction Payments and Benefits.
If the Transaction is consummated and the Executive remains employed through the Transaction Date, notwithstanding anything to the contrary contained in the Plan or otherwise, the Executive shall be entitled to receive the following rights and benefits with respect to the Executive’s incentive compensation and equity awards issued or issuable pursuant to the 1995 Plan (in lieu of any other payments or benefits under the 1995 Plan with respect to the period ending on the Transaction Date).

a.	Annual Incentive Plan.

1.
If the Transaction Date occurs prior to December 31, 2013, the Executive shall be entitled to receive in respect of his incentive award pursuant to the 2013 Annual Incentive Plan a payment equal to the Payment Amount for 2013. Any such payment shall be paid to the Executive at such time as awards are generally paid to participants under the 2013 Annual Incentive Plan.

2.
If the Transaction Date occurs on or after December 31, 2013, the Executive shall remain entitled to receive any payment that he would otherwise be entitled to receive pursuant to the terms of the 2013 Annual Incentive Plan, notwithstanding that the Executive may not remain employed with the Company after the Transaction Date. Any such payment shall be paid to the Executive at such time as awards are generally paid to participants under the 2013 Annual Incentive Plan.

3.	If the Transaction is consummated, the Executive shall not be entitled to any annual incentive payment with respect to any portion of 2014.

4.	Definitions.

(a)
“Modified AIP Bonus Opportunity” shall mean the product achieved by multiplying (i) the Executive’s Annual Incentive Plan bonus percentage for the applicable calendar year and (ii) a pro-rata portion of the Executive’s annual base salary for such year, as determined by multiplying the Executive’s annual base salary for the year by a fraction, the numerator of which is the number of days the Executive has been employed by the Company during the applicable calendar year through the Transaction Date, and the denominator of which is three hundred and sixty-five (365).

(b)	“Payment Amount” shall mean, with respect to a calendar year, an amount equal to the product of (i) the Executive’s Modified AIP Bonus Opportunity and (ii) the Relative Performance Factor.

(c)
“Relative Performance Factor” shall be the performance factor achieved for the plan year through the Transaction Date determined by comparing the Harsco Infrastructure Performance Plan (“Performance Plan”) operating income with the actual operating income achieved as of the Transaction Date. If actual operating income achieved as of the Transaction Date results equal the Performance Plan results, the Relative Performance Factor is the payout level that would have been achieved for achieving the Performance Plan results under the EVA-based plan as of December 31 of the applicable calendar year. Any absolute under- or over-performance of operating income as of the Transaction Date shall be extrapolated until the end of the year and incorporated into the existing EVA-based AIP plan calculation. All other components of the EVA calculation remain the same as per the AIP, such as Capital and Overhead Allocations. Thus, the Relative Performance Factor would be the payout level that would have been achieved based on the Plan Capital and Allocations and revised Operating Income achieved under the EVA-based plan as of December

31 of the applicable calendar year. For the avoidance of doubt, the Performance Plan operating income shall refer to the applicable plan associated with each Participant. An example of the relevant calculations is set forth below:

•	Transaction Date: August 31, 2013

•	Plan Operating Income YTD August: $2,000

•	Actual Operating Income YTD August: $2,800

•	Plan Operating Income Full Year: $3,000

•	Extrapolated Operating Income for Full Year: ($2,800-$2,000)/8*12+$3,000=$4,200

•	AIP Bonus Calculation based on Plan Capital and Allocations and revised Operating Income of $4,200.

5.
Stock Options. Provided the Executive remains employed with the Company through the Transaction Date, a pro-rata portion of the Executive’s outstanding stock options (including both nonqualified stock options and incentive stock options) shall vest upon the Transaction Date. With respect to each award of stock options outstanding as of the Transaction Date, the number of stock options to vest shall be determined as follows: the total number of stock options shall be multiplied by a fraction, the numerator of which is the number of days from the date of grant through the Transaction Date and the denominator of which is one thousand and ninety-six (1096). All unvested stock options will be forfeited upon the Transaction Date. In addition, the Executive shall have (i) three (3) months following the Transaction Date to exercise any vested incentive stock options held by the Executive; and (ii) twelve (12) months following the Transaction Date to exercise any vested nonqualified stock options held by the Executive.

b.	2011 LTIP Awards.

1.
Time-Based Awards. Provided the Executive remains employed with the Company through the Transaction Date, the Executive’s outstanding time-based awards with respect to the 2011 LTIP to the extent unvested as of the Transaction Date (“2011 Time-Based Awards”) shall be forfeited and the Company shall pay to the Executive instead an amount in cash equal to the amount the Executive would have received had all of the 2011 Time-Based Awards vested as of December 31, 2013. Such cash amount shall be paid at such time as the 2011 Time Based Awards are generally paid to plan participants.

2.
Performance-Based Awards. Provided the Executive remains employed with the Company through the Transaction Date, the Executive’s outstanding performance-based award with respect to the 2011 LTIP to the extent unvested as of the Transaction Date (“2011 Performance-Based Award”) shall be forfeited and the Company shall pay to the Executive instead an amount in cash equal to the amount, if any, the Executive would have received had a pro rata portion of the 2011 Performance-Based Award vested on the Transaction Date based on actual performance through December 31, 2013 to be determined as follows: the total 2011 Performance-Based Award that would otherwise be paid shall be multiplied by a fraction, the numerator of which is the number of days from January 1, 2011 through the Transaction Date, and the denominator of which is one thousand and ninety-six (1096). Such cash amount, if any, shall be paid in February 2014.

c.	2012 LTIP Awards.

1.
Restricted Stock Units. Provided the Executive remains employed with the Company through the Transaction Date, a pro-rata portion of the Executive’s outstanding RSUs in respect of the 2012 LTIP (“2012 RSUs”) shall vest upon the Transaction Date as follows: the total number of outstanding 2012 RSUs shall be multiplied by a fraction, the numerator of which is the number of days from the grant date of such 2012 RSUs through the date of the Transaction Date, and the denominator of which is one thousand and ninety-five (1095). All other 2012 RSUs held by the Executive at the time of the Transaction Date shall be forfeited upon the Transaction Date.

2.
SARs. Provided the Executive remains employed with the Company through the Transaction Date, a pro-rata portion of the Executive’s outstanding SARs in respect of the 2012 LTIP (“2012 SARs”) shall vest upon the Transaction Date as follows: the total number of 2012 SARs that are scheduled to vest at the next vesting date attributable to such award shall be multiplied by a fraction, the numerator of which is the number of days from the immediately preceding vesting date attributable to such award through the Transaction Date and the denominator of which is three hundred and sixty-five (365). All unvested 2012 SARs held by the Executive at the time of the Transaction Date will be forfeited as of the Transaction Date. In addition, the Executive shall have twelve (12) months following the Transaction Date to exercise any vested 2012 SARs held by the Executive.

d.	2013 LTIP Awards.

1.
Restricted Stock Units. Provided the Executive remains employed with the Company through the Transaction Date, a pro-rata portion of the Executive’s outstanding RSUs in respect of the 2013 LTIP (“2013 RSUs”) shall vest upon the Transaction Date as follows: the total number of outstanding 2013 RSUs shall be multiplied by a fraction, the numerator of which is the number of days from the grant date of such 2013 RSUs through the date of the Transaction Date, and the denominator of which is one thousand and ninety-five (1095). All other 2013 RSUs held by the Executive at the time of the Transaction Date shall be forfeited upon the Transaction Date.

2.
SARs. Provided the Executive remains employed with the Company through the Transaction Date, a pro-rata portion of the Executive’s outstanding SARs in respect of the 2013 LTIP (“2013 SARs”) shall vest upon the Transaction Date as follows: the total number of 2013 SARs that are scheduled to vest at the next vesting date attributable to such award shall be multiplied by a fraction, the numerator of which is the number of days from the immediately preceding vesting date attributable to such award through the Transaction Date and the denominator of which is three hundred and sixty-five (365). All unvested 2013 SARs held by the Executive at the time of the Transaction Date will be forfeited as of the Transaction Date. In addition, the Executive shall have twelve (12) months following the Transaction Date to exercise any vested 2013 SARs held by the Executive.

3.	Severance Amount.

a.
Notwithstanding anything in the Plan to the contrary, in the event that the Executive remains employed with the Company through the Transaction Date and the Executive is terminated by the Company without Cause or the Executive terminates the Executive’s employment with the Company for Good Reason during the Protected Period, the Executive will be entitled to a series of installment payments to be paid over a period of eighteen (18) months in an aggregate amount equal to the sum of (x) 150% of the Executive’s annual base salary in effect immediately prior to the Transaction Date, and (y) 150% of the Executive’s target annual incentive opportunity in effect immediately prior to the Transaction Date under the Annual Incentive Plan, (such amount (x) plus (y), the Executive’s “Severance Amount”). The Executive’s Severance Amount shall be paid in monthly installments, commencing sixty (60) days after the termination of the Executive's employment with the Company (the “Employment Termination Date”). Notwithstanding anything to the contrary herein the obligation to pay the Executive’s Severance Amount shall cease as of the end of the month in which the Executive commences full time employment with an employer at a Comparable Position to which he is employed as of the date hereof; for the avoidance of doubt, in such instance, the aggregate amount of the Executive’s Severance Amount as set forth herein shall be reduced accordingly. For purposes of this Section 3(a), “Comparable Position” shall mean any position with a target total direction compensation (base salary plus target annual bonus plus target long-term incentives) equal to at least 75% of Executive’s target total direct compensation with the Company as of the date hereof.

b.
Notwithstanding anything in the Plan to the contrary, the Executive acknowledges and agrees that this provision only comes into effect following the Transaction Date, and if the Executive does not experience a termination of employment with the Company following the Transaction Date in accordance with the provisions of Section 3(a), the Executive shall not be entitled to any severance payment under the Plan or this Agreement.

c.
Executive hereby consents to notify the Company upon accepting employment with any employer during the period beginning with his termination date and ending on the date that he is no longer entitled to receive the Severance Amount in accordance with Section 3(a).

d.	Notwithstanding anything in the Plan to the contrary, the Protected Period shall be the twelve (12) month period beginning upon the Transaction Date.

e.
In the event that the Executive remains employed with the Company through the Transaction Date and the Executive becomes entitled to receive the Severance Amount accordance with Section 3(a), the Executive will also be entitled to receive (x) a lump sum cash payment equal to $40,000 to be paid on the sixtieth (60th) day after the Employment Termination Date or shortly thereafter in accordance with normal payroll practices and (y) outplacement services following the Employment Termination Date in an amount not to exceed $7,500.

f.	Provided the Transaction Date has occurred, the Company intends to terminate the Executive’s employment without Cause on or prior to February 28, 2014.

4.	Release Agreement.

a.
Payment to the Executive of the payments and benefits as set forth in Section 1(b) and, if applicable, Section 2 shall be conditioned upon the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims against the Company Released Parties (as defined therein) in the form of release agreement substantially in the form attached hereto as Exhibit A taking into account applicable local law (the “Release Agreement”), within sixty (60) days after the date of the Transaction Date.

b.
Payment to the Executive of the payments and benefits as set forth in Section 3 shall be conditioned upon the Executive’s execution, delivery and non-revocation of a Release Agreement against the Company Released Parties within sixty (60) days after the date of the Executive’s termination of employment with the Company.

5.
Successors; Binding Agreement. The Plan and this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall have the right to assign its obligations under the Plan and this Agreement, in whole or in part, to any Successor Employer or its affiliates, in which case, the Company shall no further liability with respect to the assigned obligations (but shall remain entitled to its rights or benefits) pursuant to the Plan and this Agreement.

6.
Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices during the Protected Period and as otherwise set forth in Section 2) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement during the Protected Period or with respect to the 1995 Plan as set forth in Section 2). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by the Plan.

7.
No Guaranteed Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or is “at will” and may be terminated by either the Executive or the Company at any time.

8.
Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 8 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Executive’s employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company, with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company, all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

9.
Non-Disparagement. The Executive agrees that he will not make or publish any statement critical of the Company, its affiliates and its executive officers and directors, or in any way adversely affecting or otherwise maligning the business or reputation of any member of the Company, its affiliates and its officers, directors and employees. The Company agrees that its executive officers and directors will not make or publish any statement critical of the Executive, or in any way adversely affecting or otherwise maligning the business or reputation of the Executive. This paragraph shall not prohibit the Executive nor the Company or any of its/his representatives from taking action to enforce their rights under this Agreement, making disclosures required by law or the rules and regulations of any securities exchange upon which the securities of the Company are listed or from cooperating with or responding to any governmental, administrative or judicial investigations or proceedings.

10.
Non-Solicitation of Employees. During the Executive’s employment with the Company and during a eighteen (18) month period following the Executive’s termination of employment with the Company for any reason, the Executive shall not directly or indirectly solicit (or assist any Person to solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.

11.
Compliance with Company Policies. The Executive agrees to continue to comply with his obligations under any Company policy or agreement, including, but not limiting to, such restrictions relating to non-competition, non-disparagement, non-solicitation, confidentiality, hedging, clawback, ownership guideline policies and any other contractual provisions with the Company to which he is now or may become subject prior to the Employment Termination Date.

12.
Consent. By executing this Agreement, the Executive hereby approves and consents to the terms of the Agreement and the treatment of the Executive’s incentive and equity awards in accordance with Section 2 of this Agreement.

13.
Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14.
Section 409A Considerations. All of the payments and benefits payable pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A to the extent the requirements of Section 409A are applicable hereto, and the provisions of this Agreement shall be construed and administered in a manner consistent with that intention. Without limiting the foregoing, the terms “terminates” or “termination of employment” or similar terms used in the Plan shall be interpreted to mean to occur when a “separation of service” occurs as defined under Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to contrary herein, if the Executive is a “specified employee” for purposes of Section 409A at the time of his termination of employment, any Severance Amounts required to be made pursuant to Section 3 which are considered “nonqualified deferred compensation” subject to Section 409A shall commence on the day after the first to occur of (i) the day which is six (6) months from the Employment Termination Date, or (ii) the date of the Executive’s death. However, the Executive understands and agrees that the Company is not making any representations regarding any tax treatment of amounts paid pursuant to this Agreement.

15.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Delaware.

16.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.
Entire Agreement. This Agreement (together with the Plan) constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event of a conflict between the Plan and this Agreement, the Plan shall control except as explicitly set forth herein.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

HARSCO CORPORATION

By:    /s/ A. Verona Dorch
Name:    A. Verona Dorch
Title:    General Counsel

EXECUTIVE
/s/ Mark E. Kimmel
Mark Kimmel

Exhibit A
Release Agreement
This Release Agreement (this "Release Agreement") dated as of [ ], 201[ ] (the "Effective Date") is entered into by Mark Kimmel (the "Executive") for the benefit of Harsco Corporation, a Delaware corporation (the "Company").
In consideration of the payments described in Section[s] [1(b),][2,] [and 3]] of the Retention and Severance Agreement (the "Retention and Severance Agreement") dated as of October [ ], 2013 by and between Harsco Corporation and the Executive and other good and valuable consideration, which are given to the Executive specifically in exchange for this release as a result of negotiations between the Company and the Executive, the Executive, on behalf of himself, his heirs, successors and assigns, hereby releases and discharges the Company, its subsidiaries and affiliates, its and their employee benefit plans, its and their current or former directors, officers, executives, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors ("Company Released Parties"), from any and all claims, charges, causes of action and damages (including attorneys' fees and costs actually incurred) ("Claims"), known and unknown, including those Claims related in any way to the Executive's employment with the Company or any of its subsidiaries, or the termination of his employment relationship or positions as an officer of the Company, arising on or prior to the Effective Date. The waivers in this Release Agreement shall not waive the Executive's rights respecting (i) the Company's obligations under the Retention and Severance Agreement; (ii) the Executive's right to receive COBRA continuation coverage in accordance with applicable law; and (iii) claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of the Company.
For the purposes of implementing a full and complete release and discharge of the Company Released Parties, the Executive expressly acknowledges that this Release Agreement is intended to include in its affect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Release Agreement, and that this Release Agreement is intended to fully and finally resolve any such Claim or Claims.
This release specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, ERISA (except as otherwise stated herein), the Executive protection provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes- Oxley Act of 2002, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, tortious interference with contract or prospective economic advantage, defamation, loss of consortium, infliction of emotional distress; or any claim for any compensation, including, but not limited to additional compensation, back pay, front pay, or benefits (other than as provided for in the Retention and Severance Agreement), severance, reinstatement, or any other form of economic loss; and all claims for personal injury, including, but not limited to: mental anguish, emotional distress, pain and suffering, humiliation, and damage to name or reputation; and all claims for liquidated damages and punitive damages and all claims for counsel fees and costs.

A 1

The Executive represents that he has not filed any Claim that was released in this Release Agreement against the Company Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in herein will not prevent the Executive from filing a claim to enforce the terms of the Retention and Severance Agreement or any other Claim not released hereunder. If any government agency brings any claim or conducts any investigation against the Company, nothing in this Release Agreement shall prevent the Executive from cooperating in such proceedings.
Executive represents that he has read carefully and fully understands the terms of this Release Agreement, and that Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release Agreement. Executive acknowledges that he is executing this Agreement voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive's decision to accept the terms of this Agreement, other than those set forth in the Retention and Severance Agreement and this Release Agreement. Executive acknowledges that Executive has been given at least forty-five (45) days to consider whether Executive wants to sign this Release Agreement and that the Age Discrimination in Employment Act gives Executive the right to revoke this Release Agreement within seven (7) days after it is signed, and Executive understands that he will not receive any payments not otherwise due him under this Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Executive has not revoked this Agreement. Executive may revoke the Agreement during the Revocation Period by providing written notice of the revocation to Verona Dorch at the Company's corporate office at 350 Poplar Church Road, Camp Hill, PA 17011. Upon such revocation, this Agreement and Section[s] [1(b),][2,] [and 3]] the Retention and Severance Agreement shall be null and void and of no further force and effect. To the extent Executive has executed this Agreement within less than forty-five (45) days after its delivery to Executive, Executive hereby acknowledges that his decision to execute this Release Agreement prior to the expiration of such forty-five (45) day period was entirely voluntary.
The Executive understands and acknowledges the significance of this Release Agreement and acknowledges that this Release Agreement is voluntary and has not been given as a result of any coercion. The Executive also acknowledges that he has been given full opportunity to review and negotiate the Retention and Severance Agreement and this Release Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it, and that he executes this Release Agreement only after full reflection and analysis.
The following information is required by the Older Workers Benefit Protection Act:
[The class, unit, or group of individuals covered by the program includes all employees in the Harsco Infrastructure business. Certain employees in the Harsco Infrastructure business as of the Transaction Date (as defined in the Retention and Severance Agreement) as listed below are eligible to participate in the Harsco Infrastructure Executive Retention Plan.
The following is a listing of the ages and job titles of employees who were and were not selected for termination in connection with an employment transfer to the Successor Employer (as defined in the Retention and Severance Agreement) and offered consideration for signing the waiver. Except for those employees in the Harsco Infrastructure business, no other employee is eligible or offered consideration in exchange for signing the waiver:]
Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release Agreement shall be immediately effective upon execution by the Executive.

A 2

The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
The Executive acknowledges that the separation payments he is receiving under Section[s] [1(b),][2,] [and 3]] under the Retention and Severance Agreement in connection with the release of claims set forth in this Release Agreement and his obligations under this Release Agreement are in addition to anything of value to which the Executive is entitled from the Company.
Each provision hereof is severable from this Release Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release Agreement is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
This Release Agreement constitutes the complete agreement in respect of the subject matter hereof and shall supersede all prior agreements between the Company and the Executive in respect of the subject matter hereof except to the extent set forth herein.
The failure to enforce at any time any of the provisions of this Release Agreement or to require at any time performance by the Executive of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release Agreement, or any part hereof, or the right of the Company [the Successor Employer] thereafter to enforce each and every such provision in accordance with the terms of this Release Agreement.
This Release Agreement shall be binding upon any and all successors and assigns of the Executive and the Company.

A 3

Except for issues or matters as to which federal law is applicable, this Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.
IN WITNESS WHEREOF, the Executive has executed this Agreement as of the date set forth above.

______________________________
Executive

A 4